EXHIBIT 22


                                DATE 5 JUNE 1998

BETWEEN:-

                            OXFORD GLYCOSCIENCES PLC

                                    - AND -

                             DR CHRISTOPHER MOYSES

                                   ----------

                              EMPLOYMENT AGREEMENT

                                   ----------

                                BAKER & McKENZIE
                             100 NEW BRIDGE STREET
                                     LONDON
                                    EC4V 6JA

THIS AGREEMENT is made on the 5 day of JUNE 1998

B E T W E E N:

      (1) Oxford GlycoSciences PLC, a company registered in England, whose registered office is at 10, The Quadrant, Abingdon Science Park, Abingdon, Oxon 0X14 3YS ("the Company");

and

      (2) Dr Christopher Moyses of The Old Barn, Great Milton, Oxfordshire 0X44 7NF ("the Executive").

IT IS HEREBY AGREED as follows:-

1.    Appointment

The Company shall employ the Executive and the Executive shall serve the Company as Development Director on and subject to the terms and conditions specified herein ("the Employment").

2.    Commencement of Employment

2.1. The Employment commenced on 27 August 1996 ("the Commencement Date") and, subject to Clause 18 below, shall continue thereafter until terminated by not less than 6 months' prior written notice given by the Executive to the Company, or 6 months' prior written notice given by the Company to the Executive.

2.2. The Executive's period of continuous employment began on 27 August 1996. No previous employment with any other employer shall be treated as continuous with the Employment.

3.    Duties

3.1. The Executive shall be employed in the post of Development Director in which capacity he shall devote all his time, attention and skill to his duties hereunder and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company.

3.2. The Company reserves the right to assign to the Executive duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform.

3.3. The Executive shall obey the reasonable and lawful orders of the Board, given by or with the authority of the Board, and shall comply with all the Company's rules, regulations, policies and procedures from time to time in force.

3.4. The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such office or position in any Associated Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive's employment to any Associated Company on the same terms and conditions as set out herein.

3.5. The Executive's normal working hours shall be 8.3Oam to 5.OOpm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

4.    Exclusivity of Service

4.1. During the Employment the Executive shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation engage in or be concerned with (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business, or accept any other engagement or public office PROVIDED THAT the Executive may hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange.

4.2. Subject to any written regulations issued by the Company which are applicable to him, the Executive or his Immediate Relatives shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him) by or on behalf of the Company or any Associated Company and if he, his Immediate Relatives or any company or business entity in which he is interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit he shall forthwith account to the Company or Associated Company for the amount received or value of the benefit so obtained.

4.3. The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.    Remuneration

5.1. The Company shall pay to the Executive a base salary of (pound)85,600 per annum, payable monthly in arrears by equal instalments. The Board will review the Executive's salary annually in January.

5.2. The Executive shall also be entitled to receive further remuneration by way of a bonus calculated in accordance with the rules of the bonus scheme from time to time in force. The Company reserves the right to terminate the bonus scheme or to substitute an alternative scheme. Payment of a bonus in any year shall not entitle the Executive to a bonus or to a particular amount by way of bonus in future years.

      The bonus payable to the Executive under this Clause 5.2 shall be calculated by reference to either (a) or (b) as shown below:

      (a) The bonus will be calculated according to the following formula:

      (A x B) x C

      where A equals 20% of the Executive's basic salary

      B equals a percentage which shall be calculated by reference to the overall company situation as determined by the Board in its absolute discretion;

      C equals a percentage which shall be known as the bonus multiplier, the amount of which shall be notified to the Executive following his annual performance review. The amount of the bonus multiplier shall be determined by the Company in its absolute discretion and shall be based on the Company's judgement of the Executive's performance in achieving performance objectives applicable to him. Details of the performance objectives shall be notified to the Executive separately.

      (b) Such sum as approved by the Compensation Committee in its absolute discretion.

      If the Executive's Employment is terminated, any bonus payment due for the year of termination will be pro-rated in accordance with his length of service in the year of termination.

6.    Expenses

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment, subject to the Company's rules and policies relating to expenses.

7.    Relocation Payment

Where relocation payments are incurred to take up employment, the Company shall reimburse to the Executive (against receipts or other satisfactory evidence) reasonable relocation expenses, subject to the rules and policies relating to relocation.

8.    Deductions

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from the Executive's remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, training costs, excess holiday, and any other monies owed by him to the Company.

9.    Car

9.1. The Company shall pay the Executive a car allowance of (pound)1,105.00 per month, in arrears, less normal deductions for Tax and National Insurance.

9.2. If the Executive is absent from work on grounds of sickness or other medical incapacity, he shall be entitled to receive his car allowance for the same period that he is entitled to receive Company Sick Pay as set out in Clause 11.3 below.

10.   Place of Work

The Executive's place of work shall be Abingdon or any such place in the United Kingdom as the Company shall from time to time advise him. In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.

11.   Sickness Benefits

11.1. In case of sickness or other incapacity for work, the Executive must comply with the Company's rules, from time to time in force, regarding sickness notification and doctor's certificates, details of which can be obtained from the Human Resources department.

11.2. The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

11.3. Provided the Executive has complied with the above rules, he will be entitled to receive Company Sick Pay, based on his normal salary for an aggregate period of up to 6 months in any 12 month period.

11.4. When calculating the Executive's normal salary, deductions will be made for any State sickness or other benefits due to the Executive, as well as normal deductions for Tax and National Insurance.

11.5. The Executive will be paid Statutory Sick Pay ("SSP") when he is eligible to receive it under the legislation and regulations from time to time in force. Where Company Sick Pay and SSP fall to be paid for the same day(s) of absence, the Executive will receive the higher of the two sums. Further details about SSP can be obtained from the Human Resources department.

11.6. Whilst absent from work on grounds of sickness or other medical incapacity the Executive shall also be entitled to continuation of Private Medical Insurance, Employer's Pension Contributions and Life Assurance. Permanent Health Insurance ("PHI") cover will be made available under the terms of the scheme from time to time in force.

11.7. Actual or prospective entitlement to Company Sick Pay, SSP, Private Medical Insurance, and PHI are subject to the Company's right to terminate the Employment in accordance with Clause 2.1 and Clause 18 below.

12.   Holidays

12.1. Subject to Clause 12.5 below, the Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 22 working days' holiday in each holiday year (the period from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Chief Executive Officer.

12.2. In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each month of service.

12.3. The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof.

12.4. Holiday entitlement for one holiday year can be taken in subsequent holiday years, subject to a maximum of 10 days being carried over and taken before 31 March in the following year. Failure to take accrued holiday does not entitle the Executive to payment in lieu thereof.

12.5. The Executive shall continue to accrue holiday during the first 6 months in aggregate of sick leave during any holiday year, but shall not accrue holiday in respect of any periods of sick leave thereafter.

13.   Benefits

13.1 The Executive shall be eligible to participate in the Oxford GlycoSciences UK Ltd Company Pension Scheme ("the Scheme") subject to the terms and conditions of such Scheme from time to time in force. Details of the Scheme can be obtained from the Human Resources department. The Company reserves the right to terminate, or substitute another pension scheme for, such Scheme. There is a no contracting-out certificate in force for the Employment in relation to the State Earnings Related Pension Scheme.

13.2 The Executive shall be eligible to participate in the Company's PHI scheme and the Executive, his wife and his children shall be eligible to participate in the Company's medical insurance scheme, subject to the terms and conditions of such schemes from time to time in force. Details of the schemes can be obtained from the Human Resources department. The Company reserves the right to terminate the schemes or substitute other scheme(s) or amend the scale of benefits of the schemes or any substitute scheme(s) including the level of benefits. If for any reason, any scheme provider refuses to provide any benefits to the Executive, or in the case of the medical insurance scheme, to the Executive, his wife or children, the Company shall not be liable to provide any such benefits itself.

13.3. The Company operates an Executive Share Option Scheme and a Sharesave Scheme. The invitation to apply for options over shares in the Company and the subsequent grant of options is solely at the discretion of the Board.

14.   Reasonableness of Restrictions

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 15 and 17 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

15.   Confidentiality

15.1. The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly

      15.1.1. use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

      15.1.2. disclose to any person, company, business entity or other organisation whatsoever;

      any trade secrets or confidential information relating or belonging to the Company or its Associated Companies including but not limited to any such information relating to its customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked 'Confidential', or any information which has been given to the Company or Associated Company in confidence by customers, suppliers or other persons.

16.   Copyright, Inventions and Patents

16.1. All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

16.2. The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

16.3. The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 ("the Act") relating to the ownership of employees' inventions and the compensation of employees for certain inventions respectively.

16.4. The Executive acknowledges and agrees that by virtue of the nature of his duties and the responsibilities arising he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

16.5. Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively "the Inventions") made, developed or discovered by the Executive, either alone or in concert, whilst the Executive is employed by the Company shall forthwith be disclosed to the Company and subject to Section 39 of the Act shall belong to and be the absolute property of the Company.

16.6. With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 16.5 but which were made (wholly or partly, either alone or in concert) using the Company's equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive's employment, or else are Inventions which are or maybe relevant to or related to the Company's existing or future business (collectively "Executive Rights"), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

16.7. The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

      16.7.1. to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

      16.7.2. to resist any objection or opposition to obtaining, and any petitions or applications for revocation of any such patent, registered design or other protection; and

      16.7.3. to bring any proceedings for infringement of any such patent, registered design or other protection.

16.8. The Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 15 of this Agreement.

17.   Post-Termination Obligations

17.1. The Executive agrees that he will observe the post-termination obligations set out in the Schedule hereto.

17.2. The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in the Schedule annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of this Agreement signed by the parties hereto.

18.   Termination

18.1. Notwithstanding Clause 2 above, the Company may terminate the Employment with immediate effect if the Executive shall at any time:-

      18.1.1. be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

      18.1.2. act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Associated Company into disrepute or prejudice the interests of the Company or any Associated Company; or

      18.1.3. be or become of unsound mind; or

      18.1.4. for an aggregate period of twelve months or more in any period of two consecutive years be incapable of performing his duties hereunder by reason of ill health or other incapacity whether accidental or otherwise; or

      18.1.5. be found guilty of unsatisfactory conduct or poor performance of his duties; or

      18.1.6 directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company; or

      Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

18.2. On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to the Company car, keys, credit cards and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 18.2.

18.3. The Executive agrees that the Company may at its absolute discretion:-

      18.3.1. give to the Executive compensation in lieu of any notice of termination of employment whether given by the Executive or the Company (subject to a duty to mitigate his loss), to which, for the avoidance of doubt, the Executive shall have no entitlement unless and until the Company notifies the Executive in writing of its decision to make a compensation payment in lieu to him. In the event that the Company decides to give the Executive compensation in lieu of notice, for the avoidance of doubt the Executive will not be entitled to any additional compensation in respect of any holiday which would otherwise have accrued during the notice period.

      18.3.2. require the Executive not to attend at work and/or not to undertake all or any of his duties hereunder during any period of notice (whether given by the Executive or the Company) provided always that the Company shall continue to pay the Executive's salary and contractual benefits and in the case of any commission or bonus payments detail how calculated;

18.4. The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clauses 18.1.1 or 18.1.2 above.

18.5. The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

18.6. In the event of termination of the Employment hereunder, however arising, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company or any Associated Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

19.   Change of Control

19.1. In the event that the Company is the subject of a change of control as defined in Clause 19.3 below and as a result of, and within six months after, such change of control any of the following events occur:

      19.1.1. a material and detrimental change to the Executives remuneration and terms and conditions of employment without his agreement;

      19.1.2. a material and detrimental change by the Company to his status without his agreement;

      19.1.3. a material and detrimental change in his benefits without appropriate compensation or without his agreement the Executive may give written notice to the Company within thirty days after the event occurring of his intention to terminate his employment hereunder. The Executive's employment will then terminate three months, after receipt by the Company of the said notice and on the termination of his employment he will be entitled to receive a payment equal to the total of:

      (i) 6 months salary at the rate in payment as at the termination date;

      (ii) the value over 6 months of any benefits provided by the Company to the Executive (but excluding any value attributable to participation in any share incentive schemes being operated at the termination date by the Company);

      (iii) a pro rata sum in respect of the period of service up to the termination date in the year of termination of employment in respect of any annual bonus for that year (if any is accrued under any bonus scheme which may then be in operation)

            and the Company shall ask the trustees of the Company's pension scheme to augment the Executive's pension entitlement under the Scheme (subject to Inland Revenue limits) so that he is treated for pension benefit purposes as if he had been employed by the Company for a further 6 months beyond the termination date and shall provide any funding which the trustees require for this purpose PROVIDED THAT if the trustees should refuse to augment the Executive's pension entitlement to the full extent so requested or at all, the Company shall pay to the Executive a sum equal to 8.5% of the salary he would have received during the period for which the trustees are unable to augment the Executive's pension entitlement, at the rate in payment on the termination date.

19.2. For the avoidance of doubt, no entitlements other than those specifically mentioned in Clause 19.1 above shall be taken into account in calculating the payment and pension benefits which the Executive shall be entitled to receive if his employment terminates pursuant to Clause 19.1. Also for the avoidance of doubt, the payment to which the Executive shall be entitled pursuant to Clause 19.1 shall be in addition to any salary payable to the Executive for any period prior to his termination date. In addition, the said payment and pension benefits shall be:

      19.2.1. provided to the Executive in full and final settlement of all claims he has or may have arising out of the termination of his employment;

      19.2.2. conditional on the Executive entering into such further agreements as Company may require for the purposes of compromising or settling any claims under employment protection legislation.

      19.2.3. subject to deductions for tax and national insurance contributions.

19.3. For the purposes of Clause 19.1 above, a "change of control" shall occur where:

      19.3.1. there is a transfer of shares to any person, firm or company (other than to an Associate of the Company as defined in the City Code on Takeovers and Mergers) as a result of an offer made to the general body of shareholders of the Company and after such transfer of shares the transferee or any group of persons acting in concert with it (as defined in the City Code on Takeovers and Mergers) has the right to cast on a poll 50% or more of the votes at general meetings of the Company; or

      19.3.2. substantially all of the business, assets and undertaking of the Company becomes owned by any person, firm or company or any group of them acting in concert, other than an Associated Company

      PROVIDED ALWAYS that a change of control shall not occur for the purposes of this Clause by virtue of a listing of the Company's shares on a Stock Exchange.

21.   Liquidation for Reconstruction or Amalgamation

Subject to Clause 19 above, the Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which taken as a whole are not substantially less favourable than the terms of this Agreement.

22.   Grievance

If the Executive has any grievance relating to the Employment, he should raise it with the Board, which will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue).

23.   Severability

The various provisions and sub-provisions of this Agreement and the Schedule attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedule.

24.   Warranty

The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

25.   Notices

Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and
(b) in the case of the Executive, either to him personally or by first class post to his last known address.

Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this clause, "business day" means a day on which banks are open for business in the place of both the posting and the address of the notice.

26.   Definitions

In this Agreement the following words and cognate expressions shall have the meanings set out below:-

26.1. an "Associated Company" includes any firm, company, corporation or other organisation which:-

      26.1.1. is directly or indirectly controlled by the Company; or

      26.1.2. directly or indirectly controls the Company; or

      26.1.3. is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

      26.1.4. is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

26.2. "The Board" shall mean the Board of Directors of the Company.

26.3. "Immediate Relatives" shall include wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

26.4. "Termination Date" shall mean the date upon which the Executive's employment with the Company terminates.

26.5. "Control" has the meaning ascribed by Section 416 Taxes Act 1988.

27.   Construction

27.1. The provisions of the Schedule hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

27.2. The benefit of each agreement and obligation of the Executive under Clause 15 of this Agreement and the Schedule hereto may be assigned to and enforced by all successors and assigns for the time being of the Company and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

28.   Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Executive's employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

29.   Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED by MICHAEL KRANDA        }
Director                        }
and by PAUL TRINIMAN            }       /s/ [illegible]
Director                        }
for and on behalf of            }
of the Company                  }       /s/ C. P. Triniman
and delivered as a Deed         }
in the presence of              }

Witness Name  [Illegible]

Address  10 KINGS ORCHARD, BRIGHTWELL - CUM - SOTWELL, OXON
         OX10 OQY


Signature /s/ [Illegible]
          --------------------

SIGNED by the said              }
CHRISTOPHER MOYSES              }
and delivered                   }       /s/ C. Moyses
as a Deed in the                }
presence of                     }

Witness Name  LYN EAST

Address  54 RODING WAY, DIDCOT, OXON OX117RQ


Signature /s/ Lyn East
          --------------------
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                                    SCHEDULE

1.    Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for a period of six months immediately following the Termination Date within either the UK or the Prohibited Area and whether on his own account or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-

1.1. the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the six months immediately preceding the Termination Date;

1.2. the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the six months immediately preceding the Termination Date;

      PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the six months immediately preceding the Termination Date.

2.    Non-Solicitation of Customers

2. The Executive hereby agrees that he shall not for a period of twelve months immediately following the Termination Date whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation and whether as an employee, director, principal, agent, consultant or in any other capacity directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer :-

2.1. with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2. for whom the Executive was, in an client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.    Non-Solicitation of Employees

The Executive hereby agrees that he will not for a period of twelve months immediately following the Termination Date either on his own account or in conjunction with or on behalf of any other person, company, business entity, or other organisation and whether as an employee, principal, agent, consultant or in any other capacity directly or indirectly:-
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3.1.  (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company's or any Associated Company's employment (as applicable) where that person is a Company Employee on the Termination Date;

3.2. be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.    Associated Companies

4.1. The provisions of paragraphs 4.2 and 4.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the 12 months immediately preceding the Termination Date.

4.2. Paragraphs 1, 2, 3 and 5 in this Schedule shall apply as though references to the "Associated Company" were substituted for references to the "Company". The obligations undertaken by the Executive pursuant to this Schedule shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

4.3.  In relation to each Associated Company referred to in paragraphs 4.1 and
      4.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1,2,3 and 5 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

5.    Definitions

For the purposes of this Schedule, the following words and cognate expressions shall have the meanings set out below:

5.1. "Associated Company", "Board", "Company" and "Termination Date" and shall have the meanings set out in Clause 25 of the Agreement, and shall include their successors in title and assigns (as applicable).

5.2.  "Company Employee" means any person who was employed by (i) the Company or
      (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

      5.2.1. with whom the Executive had material contact or dealings in performing his duties of his employment; or

      5.2.2. who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); or
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      5.2.3.  who was a member of the management team of the Company or any
              Associated Company (as applicable); or

      5.2.4. who was a member of the Company or any Associated Company (as applicable).

5.3. "Customer" shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

5.4.  "Prohibited Area" means:

      5.4.1.  the United Kingdom;

      5.4.2. any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

5.5. "Prospective Customer" shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.